Exhibit 16.1

December 2, 2016

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

We have read Item 4.01 of Form 8-K, dated December 2, 2016, of Air T, Inc. and agree with the statements contained in Item 4.01 insofar as they relate to our Firm. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ Dixon Hughes Goodman LLP

Charlotte, North Carolina